EXHIBIT 99.1

For Immediate Release
Contact: Investor and Public Relations 512-687-3427 info@skypetroleum.com

Sky Petroleum Announces Private Placement Closing

AUSTIN, Texas, Jan. 12, 2012 — Sky Petroleum, Inc. (OTCBB: SKPI), an oil and gas company with activities in Albania and the United Arab Emirates, announced today it is closing the placement of 4,000,000 Class A Units (the “Class A Units”) at a price of US $0.25 per Unit for total proceeds of $1,000,000 (the “Offering”.)

Each Class A Unit consists of one share of common stock of the Company, par value US$0.001 (a “Common Share”) and one Class A Warrant (each, a “Class A Warrant”).  Each Class A Warrant is exercisable to acquire one Class B Unit of the Company (a “Class B Unit”), at an exercise price of US$0.35 per Class B Unit for a period of one (1) year.  Each Class B Unit consists of one share of Common Share of the Corporation, par value US$0.001 and one Class B Warrant (each, a “Class B Warrant”).  Each Class B Warrant is exercisable to acquire one Common Share of the Corporation, par value US$0.001 at an exercise price of US$0.60 for a period of two (2) years.  The Company granted the investors registration rights in connection with the Offering.  The general terms of the Offering were previously announced on October 12, 2011.

The securities offered by Sky Petroleum have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold absent applicable exemptions from such registration requirements.  The Class A Units were offered and sold outside the United States to non-U.S. persons in reliance upon exemptions from the registration requirements of the Securities Act.  This press release does not constitute an offer to sale or solicitation to buy securities.

About Sky Petroleum
Sky Petroleum (OTCBB: SKPI) is an oil and gas exploration company.  Sky Petroleum's primary focus is to seek opportunities where discoveries can be appraised rapidly, and developments can be advanced either by accessing existing infrastructure, or by applying the extensive experience of established joint-venture partners.  In addition, the company also plans some higher risk, higher reward exploration prospects.  For additional information please visit www.skypetroleum.com

Safe Harbor
Except for historical information, the matters set forth herein, which are forward-looking statements, including the focus of Sky Petroleum’s business and its ability to implement its business strategy.  Forward looking statements involve certain risks and uncertainties that could cause actual results to differ. Potential risks and uncertainties include, but are not limited to,  government regulation, enforceability of contractual rights, the competitive environment within the oil and gas industry, the extent and cost effectiveness with which Sky Petroleum is able to implement exploration and development programs in the oil and gas industry, obtaining drilling equipment on a timely fashion, commodity price risk, and the market acceptance and successful technical and economic implementation of Sky Petroleum's intended plan.  Additional discussion of these and other risk factors affecting the company's business and prospects is contained in the company's periodic filings with the SEC.